Exhibit 5.1

[Snell & Wilmer L.L.P. Letterhead]

January 28, 2019

Cryoport, Inc.
17305 Daimler Street

Irvine, CA 92614

Ladies and Gentlemen:

We have acted as counsel to Cryoport, Inc., a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed resale by the selling stockholder named in the prospectus made part of the Registration Statement (the “Selling Stockholder”) of up to 2,372,998 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), comprised of (i) 1,000,000 shares of Common Stock (the “Investor Shares”) and (ii) up to 1,372,998 shares of Common Stock (the “Note Shares,” and together with the Investor Shares, the “Shares”) issuable upon conversion of the Company’s outstanding floating rate convertible notes (the “Notes”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

A.	the Company’s Amended and Restated Articles of Incorporation, as amended to date, as certified by the Secretary of State of the State of Nevada on January 28, 2019;

B.	the Company’s Amended and Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof;

Cryoport, Inc.
January 28, 2019

C.	the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference;

D.	the prospectus included in the Registration Statement;

E.	an executed copy of the Securities Purchase and Registration Rights Agreement, dated December 14, 2018, by and among the Company and the Selling Stockholder, relating to the sale of the Investment Shares and the Notes;

F.	the executed copies of the Notes;

G.	the action by written consent of the Company’s board of directors provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Registration Statement; (ii) the SPA and the Notes; (iii) the issuance and sale of the Investment Shares; (iv) the issuance of the Notes and the Note Shares, and other actions with regard thereto;

H.	the Officer’s Certificate of Robert Stefanovich, Chief Financial Officer, Treasurer, and Corporate Secretary of the Company (the “Officer’s Certificate”); and

I.	a Certificate of Good Standing issued by the Secretary of State of the State of Nevada dated January 25, 2019, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Nevada; and

J.	such other documents we deemed necessary in order to issue the opinions below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the Nevada Revised Statutes, the laws of the State of California, and the federal laws of the United States of America.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, and the delivery of any Shares, the Registration Statement will not have been modified or rescinded.

Cryoport, Inc.
January 28, 2019

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.          The Company is a corporation validly existing, in good standing, under the laws of the State of Nevada.

2.          The Investment Shares are validly issued, fully paid and non-assessable.

3.          The Note Shares have been duly authorized and reserved for issuance by the Company and, when issued and delivered by the Company upon conversion of the Notes pursuant to the terms therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to all references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.